Exhibit 12
                                                                ----------

                       CONSOLIDATED RAIL CORPORATION
                       -----------------------------
          COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
          ------------------------------------------------------

                              ($ In Millions)


                                          Quarters Ended      Nine Months Ended
                                           September 30,        September 30,
                                          --------------      -----------------
                                          1997      1996      1997       1996
                                          ----      ----      ----       ----
Earnings
--------
  Pre-tax income                          $198      $212      $ 44       $293
    Add:
     Interest expense                       41        43       125        131
      Rental expense interest factor        10        12        37         40
    Less equity in undistributed
     earnings of 20%-50% owned companies    (5)       (5)      (17)       (12)
                                          ----      ----      ----       ----
Earnings available for fixed charges      $244      $262      $189       $452
                                          ====      ====      ====       ====

Fixed charges
-------------
  Interest expense                          41        43       125        131
  Rental expense interest factor            10        12        37         40
                                          ----      ----      ----       ----
Fixed charges                             $ 51      $ 55      $162       $171
                                          ====      ====      ====       ====

Ratio of earnings to fixed charges        4.78x     4.76x     1.17x      2.64x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.


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